Exhibit 21.1

Subsidiaries of Tower Group, Inc.

	Jurisdiction of		Percentage
Name	Incorporation	Parent	Ownership
Tower Insurance Company of New York (“TICNY”)	New York	Tower Group, Inc.	100%
		(“TGI”)
Tower Risk Management Corp.	New York	TGI	100%
Tower National Insurance Company	Commonwealth of Massachusetts	TGI	100%
Preserver Group, Inc. (“PGI”)	New Jersey	TGI	62.6%
		TICNY	37.4%
Preserver Insurance Company	New Jersey	PGI	100%
Mountain Valley Indemnity Company	New Hampshire	PGI	100%
North East Insurance Company (“NEIC”)	Maine	PGI	100%
North Atlantic Underwriters, Inc.	Maine	NEIC	100%
Ocean II Corporation	Delaware	TGI	100%
Ocean I Corporation	Delaware	Ocean II Corp.	100%
CastlePoint Bermuda Holdings, Ltd. (“CPBH”)	Bermuda	Ocean I Corp.	100%
CastlePoint Reinsurance Company, Ltd. (“CPRe”)	Bermuda	CPBH	100%
CastlePoint Management Corp. (“CPM”)	Delaware	Ocean I Corp.	100%
CastlePoint Risk Management of Florida, Corp. (f/k/a	Florida	CPM	100%
AequiCap CP Services Group, Inc.)
CastlePoint Insurance Company (“CPIC”)	New York	CPRe	50%
		CPM	50%
CastlePoint Florida Insurance Company	Florida	CPIC	100%
HIG, Inc.	Delaware	CPRe	100%
Hermitage Insurance Company (“HIC”)	New York	HIG, Inc.	100%
Kodiak Insurance Company	New Jersey	HIC	100%
American Resources Insurance Consultants, LLC	Alabama	HIG, Inc.	100%
Specialty Underwriters Alliance, Inc. (“SUA”)	Delaware	TGI	100%
CastlePoint National Insurance Company (f/k/a	Illinois	SUA	100%
SUA Insurance Company)
SUA Insurance Services, Inc.	Delaware	SUA	100%